Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-185264 and Form S-8 No. 333-256954) pertaining to the Delek Logistics GP, LLC 2012 Long-Term Incentive Plan and the Registration Statement (Form S-3 No. 333-248202) of our reports dated February 25, 2022, with respect to the consolidated financial statements of Delek Logistics Partners, LP, and the effectiveness of internal control over financial reporting of Delek Logistics Partners, LP, included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

Nashville, Tennessee
February 25, 2022